Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 13, 2016, with respect to the consolidated financial statements included in the Annual Report of Great Elm Capital Group, Inc. on Form 10-K for the year ended June 30, 2018.  We consent to the incorporation by reference of said report in the Registration Statements of Great Elm Capital Group, Inc. on Forms S-3 (File Nos. 333-215518 and 333-191605) and on Forms S-8 (File Nos. 333-214401, 333-192800, 333-163480, 333-156444, and 333-140691).

/s/ GRANT THORNTON LLP

Phoenix, Arizona

September 13, 2018